EXHIBIT 99.1

Atrion Reports Third Quarter Results

ALLEN, Texas, Nov. 01, 2019 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter ended September 30, 2019 revenues totaled $38.9 million down slightly from $39.3 million for the same period in 2018. Net income for the third quarter of 2019 totaled $9.6 million compared to $9.2 million for the third quarter of 2018, with diluted earnings per share for the third quarter of 2019 at $5.15 compared to $4.96 for the same period in 2018.

Commenting on the Company’s results for the third quarter of 2019 compared to the same period last year, David A. Battat, President & CEO, said, “We saw 7% revenue growth in our cardiovascular and fluid delivery products, which accounted for 83% of total sales in the just ended quarter. Our overall revenues were negatively impacted by declines in ophthalmic sales as well as delays in shipping aviation products due to uncertainties relating to new deliveries of Boeing 737 MAX airplanes.” Mr. Battat continued, “Operating income was about $300,000 lower after absorbing over $500,000 in additional depreciation in the quarter for equipment required to support the future growth of our business.”  Mr. Battat added, “With a lower effective tax rate, both net income and diluted earnings per share were up 4%.”

Mr. Battat cautioned, “The Food and Drug Administration (FDA) issued a recent caution concerning nationwide shortages of medical devices due to issues with contract sterilizers. Specifically, two significant contract sterilization facilities utilized by many medical device companies have been shut down due to environmental concerns—one permanently and one temporarily. Local officials have asked a third facility to voluntarily halt operations. This loss of sterilization capacity is causing significant delays at this country’s remaining sterilization facilities, and the FDA is reporting that companies in the medical device industry are encountering backlogs to get products sterilized. We do not have a financial interest in any sterilization facility, but we and our OEM customers utilized these two facilities, as well as others still in operation, prior to their closures. As a result, we expect the shortage in sterilization capacity to negatively impact scheduled shipments to our customers. Although we do not foresee a loss in revenue, we believe that some sales may be delayed, particularly in the fourth quarter of this year. A thorough overview of this industry-wide shortage can be found at https://www.fda.gov/medical-devices/general-hospital-devices-and-supplies/ethylene-oxide-sterilization-medical-devices.”

Mr. Battat concluded, “As of September 30, 2019 we continued to be debt free while holding $101.8 million in cash and short and long term investments.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the impact of  the shortage in sterilization capacity. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$38,883	$39,274	$120,600	$117,522
Cost of goods sold	20,992	21,275	65,414	61,349
Gross profit	17,891	17,999	55,186	56,173
Operating expenses	7,441	7,242	22,732	22,784
Operating income	10,450	10,757	32,454	33,389

Interest and dividend income	733	439	1,896	1,157
Other investment income (loss)	(106)	21	265	(1,153)
Other income	--	20	--	20
Income before income taxes	11,077	11,237	34,615	33,413
Income tax provision	(1,482)	(2,016)	(5,918)	(6,907)
Net income	$9,595	$9,221	$28,697	$26,506

Income per basic share	$5.17	$4.98	$15.48	$14.30

Weighted average basic shares outstanding	1,855	1,853	1,854	1,853

Income per diluted share	$5.15	$4.96	$15.40	$14.27

Weighted average diluted shares outstanding	1,862	1,858	1,863	1,857

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sep 30,	Dec. 31,
ASSETS	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$63,673	$58,753
Short-term investments	21,339	9,684
Total cash and short-term investments	85,012	68,437
Accounts receivable	18,770	17,014
Inventories	38,314	33,572
Prepaid expenses and other	2,661	3,242
Total current assets	144,757	122,265

Long-term investments	16,830	21,048

Property, plant and equipment, net	82,261	74,893
Other assets	12,903	13,010

	$256,751	$231,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	11,381	10,220
Line of credit	--	--
Other non-current liabilities	13,065	10,229
Stockholders’ equity	232,305	210,767

	$256,751	$231,216